Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 28, 2006 except for Note 13, as to which the date is November 30, 2006, relating to the financial statements, which appear in Affymax, Inc.’s Registration Statements on Form S-1 (File Nos. 333-136125 and 333-139363), as amended.

/s/ PricewaterhouseCoopers LLP
San Jose, California
January 4, 2007